Exhibit 1.1

WISeKey Announces H1 2022 Preliminary Results; Reports Revenue of $13 Million, an Increase of Over 25% from H1 2021

Increase of revenue was mainly due to increased demand on semiconductors / IoT; WISeKey’s H1 2022 semiconductor revenue increased 48% to $10.7 million from $7.2 million in H1 2021.

Following its refocus on IoT / semiconductors / cybersecurity business for FY 2022, WISeKey expects this segment to generate revenue within the range of $21 million to $23 million due to higher demand and new contracts; current purchase orders total $38.5 million and pipeline of opportunities total $75 million.

ZUG, Switzerland – July 12, 2022: Ad-Hoc announcements pursuant to SIX reporting requirements – WISeKey International Holding Ltd (NASDAQ: WKEY / SIX: WIHN) (“WISeKey” or the “Company”), a leading Swiss cybersecurity and IoT company announced today its preliminary unaudited financial results for the six-month period ended June 30, 2022 (“H1 2022”). All H1 2022 figures in this release are unaudited and estimated due to the preliminary nature of the announcement.

Carlos Moreira, WISeKey’s Founder and CEO, noted “IoT, Semiconductors and NFT are entering a new cycle of growth driven by in-car electronics, smart Routers, AI-IoT devices, cloud processing, automation, IoT Satellites, 5G and connectivity features that make the world safer, connected and contributes to sustainability. WISeKey’s strategy continues to focus on developing cybersecurity IoT solutions and NFTs that enable our customers’ success and drive long-term growth.”

To meet these strategical objectives and refocus on the core business, in H1 2022 WISeKey completed the divestiture of arago GmbH (“arago). Although, the Company could not find the right fit for arago within the group and, despite its investment to streamline the business, could not bring the performance of arago to the margin expectations, WISeKey will maintain a partnership with arago to consider potential added value brought on by AI capabilities.

WISeKey’s strong financial position of $23 million cash at the end of H1 2022 allows the Company to support investments in new products, IP, and faster growing IoT/cybersecurity markets. During 2022, WISeKey has made significant investments in R&D and new microchips design in order to maintain its leading-edge technology position and the competitive advantage of product offerings. WISeKey is also making progress on the commercialization of the WISeSat PocketQube Satellite with 13 satellites now in orbit launched with Space X.

WISeKey is offering this IoT satellite technology to its IoT clients in a SaaS model allowing both remote and redundant urban IoT communications for companies seeking to securely connect their assets. WISeKey Trust and Security solutions offer unique integration into an end-to-end platform that communicates in real-time with the WISeSat Satellite by ensuring the authenticity, confidentiality, and integrity of the devices, objects, data and transactions.

WISeKey has also made strong inroads on using WISeID as a Universal Communications Identifier (UCID), a unique identifier for an IoT device on a network; the blockchain, a distributed ledger shared with the nodes of a computer network to guarantee security; and Non-Fungible Tokens (NFTs), cryptographic assets on a blockchain that cannot be replicated. The combined practical application of these technologies — implementing UCID on the device, using NFTs, and putting them on the blockchain — ensures that the device itself is authenticated on a network that cannot be corrupted. This is a giant leap forward — and it is happening now, in the United States government.

To prove this integration efficiency WISeKey has fully deployed the WISe.ART platform. WISe.ART’s unique competitive edge comes from its platform which is secured by WISeKey’s various security technologies enabling the authentication of digital identity based NFTs, physical objects as well as digital assets, in a safe end-to-end process. The WISe.ART platform offers users full control of their WISeID NFT, while other NFTs must request access to identity information and WISeID NFTs users then can decide by themselves what level of information they wish to share.

The NFT tokenization uses the WISeKey registered patent application “System and Method for Providing Persistent Authenticatable NFT” in the USA. With this method, NFTs have increased in value and will hold their value for a long-term. For more information visit: https://www.wisekey.com/press/wisekey-files-patent-application-for-persistent-and-authenticatable-nfts/

Almost 100 artists have already joined the WISe.ART NFT Marketplace with approximately 500 products, adding a commercial NFT sales potential aggregate of $20 million worth of NFTs that increasingly see a future for tokens that upends the economics of content creation and influence on the internet.

WISeKey’s strategy to further expand its US operations will also benefit from the recent announcement it has been selected as a collaborator by NIST for the NCCoE Trusted IoT Device Network-Layer Onboarding and Lifecycle Management Consortium project.   Additional information on this consortium can be found at: http://www.nccoe.nist.gov/projects/trusted-iot-device-network-layer-onboarding-and-lifecycle-management.

For this project, WISeKey is working with NIST to define recommended practices for performing trusted network-layer onboarding, which will aid in the implementation and use of trusted onboarding solutions for IoT devices at scale.

The WISeKey contributions to the project will be Trust Services for credentials and secure semiconductors to keep the credentials secure. Specifically, WISeKey will offer INeS Certificate Management Service (CMS) for issuing credentials and VaultIC secure semiconductors to provide tamperproof key storage and cryptographic acceleration.

About WISeKey:
WISeKey (NASDAQ: WKEY / SIX Swiss Exchange: WIHN) is a leading global cybersecurity company currently deploying large scale digital identity ecosystems for people and objects using Blockchain, AI and IoT respecting the Human as the Fulcrum of the Internet. WISeKey Microprocessors Secures the pervasive computing shaping today’s Internet of Everything. WISeKey IoT has an install base of over 1.5 billion microchips in virtually all IoT sectors (connected cars, smart cities, drones, agricultural sensors, anti-counterfeiting, smart lighting, servers, computers, mobile phones, crypto tokens etc.). WISeKey is uniquely positioned to be at the edge of IoT as our semiconductors produce a huge amount of Big Data that, when analyzed with Artificial Intelligence (AI), can help industrial applications to predict the failure of their equipment before it happens.

Our technology is Trusted by the OISTE/WISeKey’s Swiss based cryptographic Root of Trust (“RoT”) provides secure authentication and identification, in both physical and virtual environments, for the Internet of Things, Blockchain and Artificial Intelligence. The WISeKey RoT serves as a common trust anchor to ensure the integrity of online transactions among objects and between objects and people. For more information, visit www.wisekey.com.

Press and investor contacts:

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.
This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.